Exhibit 10.21

EXCLUSIVE LICENSE AGREEMENT

[***] = Certain confidential information contained in this document, marked by brackets, has been omitted because Gracell Biotechnologies Inc. has determined it is not material and would be competitively harmful if publicly disclosed.

THIS AGREEMENT is made and entered into on         April 19th        , 2017 (hereinafter “EFFECTIVE DATE”) by and between ProMab Biotechnologies, Inc. a                              corporation, whose address is 2600 Hilltop Drive, Building B, Suite C320, Richmond, CA 94806 USA (hereinafter “PROMAB”) and Unitex Capital Ltd., a BVI limited liability company, whose address is 1208 E. Arques Ave., Sunnyvale, CA 94085 (hereinafter “LICENSEE”). PROMAB and LICENSEE are sometimes hereinafter referred to individually as a “Party” and collectively as the “Parties”.

WHEREAS, in the course of research conducted at PROMAB, certain employees of PROMAB (“Inventor”) has produced a list of Chimeric Antigen Receptor T cells (CAR-T) intellectual properties for cancer immune therapies (CAR-T IP);

WHEREAS, PROMAB wishes to have the invention claimed in the LICENSED TECHNOLOGIES and any resulting patents commercialized to benefit the public good;

WHEREAS, LICENSEE is experienced in developing and commercializing products similar to the LICENSED TECHNOLOGY and shall act diligently to develop and commercialize the LICENSED TECHNOLOGY for public use throughout the LICENSED TERRITORY (as defined below); and

WHEREAS, PROMAB is willing to grant an exclusive license to its rights in the LICENSED TECHNOLOGIES to LICENSEE and LICENSEE desires to receive such an exclusive license to the LICENSED TECHNOLOGIES solely for the market of LICENSED TERRITORY, subject to the terms and conditions of this Agreement.

WHEREAS, under a certain “CAR-T Cell Therapy Phase I Collaborative Clinical Trail ([***]) agreement” executed between PROMAB and First Affiliated Hospital of Harbin Medical University as attached in Appendix C, PROMAB had provided part of the LICENSED TECHNOLOGY to [***].

NOW, THEREFORE, in consideration of the foregoing recitals and the mutual promises herein made and exchanged, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, PROMAB and LICENSEE agree as follows:

ARTICLE 1 INCORPORATION OF RECITALS AND DEFINITIONS

1.1. The foregoing recitals are hereby incorporated herein by reference and acknowledged as true and correct. Unless specifically set forth to the contrary in this Agreement, the following terms, whether used in the singular or plural, shall have the respective meanings set forth below.

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1.2. “AFFILIATE” shall mean any entity or person that directly or indirectly controls, is controlled by or is under common control with LICENSEE or PROMAB. For purposes of this definition, “control” means possession of the power to direct the management of such entity or person, whether through ownership of more than fifty percent (50%) of voting securities, by contract or otherwise

1.3. “CHANGE OF CONTROL” shall mean

1)

any consolidation, merger, combination, reorganization or other transaction in which the party is not the surviving entity other than a transaction, the principal purpose of which is to effect a change in domicile or the form of entity of the party;

2)

the shares of stock of the party constituting in excess of fifty percent (50%) of the voting power are exchanged for or changed into other stock or securities, cash, and/or other property other than in the context of a financial transaction; or

3)	a sale or other disposition of all or substantially all of the assets of the party, or the permitted assignment of this Agreement pursuant to Article 16.6.

1.4. “COMPASSIONATE USE” means legally permitted use of a LICENSED TECHNOLOGY in a market where the LICENSED TECHNOLOGY has not been approved for commercial sale, for purposes of (i) treating patients in a single patient trial; or (ii) providing expanded access outside of a clinical trial to patients with serious or life-threatening conditions who do not meet the enrollment criteria for a clinical trial.

1.5. “CONFIDENTIAL INFORMATION” shall mean all information disclosed by one party to the other during the negotiation of or under this Agreement in any manner, whether orally, visually or in tangible form, that relates to LICENSED TECHNOLOGIES, or the Agreement itself, unless such information is subject to an exception described in Article 7.2. CONFIDENTIAL INFORMATION shall include, without limitation, the following, whether or not patentable: materials, know-how and data (whether technical or non-technical), trade secrets, inventions, methods and processes. Notwithstanding any other provisions of this Article 1.5, CONFIDENTIAL INFORMATION of LICENSEE that is subject to Article 7 of this Agreement is limited to information that LICENSEE supplies pursuant to LICENSEE’s obligations under Articles 6 and 8 of this Agreement, unless otherwise mutually agreed to in writing by the parties. PROMAB Confidential Information may include certain Confidential Information of other third- parties that is obtained by PROMAB in accordance with one or more agreements between PROMAB and the applicable third party.

1.6. INTENTIONALLY LEFT BLANK.

1.7. “EFFECTIVE DATE” is defined in the introductory paragraph of this Agreement.

1.8. “FIELD” shall mean Human Therapeutics.

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1.9. “FIRST COMMERCIAL SALE” shall mean (a) a NET SALE, as defined below, made after the LICENSED TECHNOLOGY has received regulatory approval for commercial sale, (ii) the sale is a for-profit sale, and (iii) a minimum of ten (10) different patients have been treated as a result of such for-profit sales. For the avoidance of doubt, a COMPASSIONATE USE, whether the result of a sale or not, shall not constitute and shall not be considered a FIRST COMMERCIAL SALE.

1.10. “IMPROVEMENTS” shall mean, including but not limited to, any improvements, derivative works, inventions, enhancements, technical advances, modifications, adaptations, new models, or data, including data resulting from failed or successful tests or trials, created based upon or derived from the LICENSED TECHNOLOGY.

1.11. “INDEPENDENTLY DEVELOPED IP” shall mean any and all patents, patent applications, inventions (whether patentable or not), copyrights, works of authorship, trade secrets, know-how, and all other proprietary or confidential information conceived or developed by an employee(s) or agent(s) of LICENSEE independently of PROMAB, that are not based on or derived from the LICENSED TECHNOLOGY, and that are not conceived or developed in performance of the LICENSEE’S obligations under this Agreement.

1.12. “INTELLECTUAL PROPERTY RIGHTS” means rights in all inventions, patents or patent applications (including all kinds of the same such as utility, process, method, or design), copyrights, trademarks, service marks, trade dress, trade secrets, know-how, utility models, industrial designs, mask works, moral rights, works, or other data or information whether or not protectable under any applicable law of the United States or a foreign country, including the right to file for registration or protection for the same and all renewals, continuations, divisionals, reexaminations, and extensions thereof, whether or not such rights have been applied-for, patented or registered in any jurisdiction .

1.13. “LICENSE” refers to the license granted under Article 2.1.

1.14. “LICENSED TECHNOLOGY” or “LICENSED TECHNOLOGIES” shall mean any process(es), product(s), machine(s), manufacture, composition of matter, apparatus, kit, or any part thereof, which incorporate, embody, utilize, or are claimed in (i) any patent application and patent listed in Appendix A, which is incorporated into this Agreement; (ii) any continuations, divisionals, and continuations-in-part, to the extent the claims of any such patent applications are directed to subject matter specifically described in the patents and patent applications listed in (i) and any patents that issue therefrom; (iii) any patents or patent applications that claim priority to any of the patents or patent applications listed in (i) or (ii); (iv) any reissues, re-examinations, extensions or substitutions of the patents listed in (i), (ii) or (iii); and (v) the relevant international equivalents of any of the foregoing; provided, however, INDEPENDENTLY DEVELOPED IP shall be excluded.

1.15. “LICENSED TERRITORY” shall mean Greater China, including the People’s Republic of China (PRC), Taiwan, Hong Kong, Macau and all of China’s Special Administrative Regions (SAR).

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1.16. “NET SALES” shall mean net sales as defined by United States Generally Accepted Accounting Principles (U.S GAAP), namely, the total dollar amount invoiced on sales of LICENSED TECHNOLOGY by LICENSEE and SUBLICENSEE(s), less the deduction of returns, allowances for damaged or missing goods, and any discount customary in the trade and actually allowed. For avoidance of double, NET SALES shall not include the gross invoice price for LICENSED TECHNOLOGIES used by, sold to, or leased to, any AFFILIATE or SUBLICENSEE unless such AFFILIATE or SUBLICENSEE is the final customer of such LICENSED TECHNOLOGIES, in which case such NET SALES shall be calculated using the average gross invoice price charged to third parties who are not AFFILIATES or SUBLICENSEES during the same quarter. For the avoidance of doubt, any COMPASSIONATE USES, whether the result of a sale or not, shall not constitute and shall not be considered NET SALES.

1.17. “PHASE I CLINICAL TRIAL” shall mean a human clinical trial approved by appropriate regulatory bodies, the principal purpose of which is to determine toxicity, absorption, metabolism and/or safe dosage range in patients with the disease target being studied as required in 21 C.F.R. §312.21(a) or its foreign equivalent.

1.18. “PHASE II CLINICAL TRIAL” shall mean a human clinical trial approved by appropriate regulatory bodies, the principal purpose of which is to evaluate the effectiveness of a drug for a particular indication in patients with the disease and to determine the common short-term side effects and risks associated with the drug as required in 21 C.F.R. §312.21(b) or its foreign equivalent.

1.19. “PHASE III CLINICAL TRIAL” shall mean expanded controlled and uncontrolled human clinical trials approved by appropriate regulatory bodies, performed after preliminary evidence suggesting effectiveness has been obtained, and is intended to gather the additional information about effectiveness and safety that is needed to evaluate the overall benefit-risk relationship of the drug and to provide an adequate basis for physician labeling, as required in 21 C.F.R. §312.21(c) or its foreign equivalent.

1.20. “REASONABLE COMMERCIAL EFFORTS” shall mean documented efforts that are consistent with those utilized by companies of similar size and type to LICENSEE that have successfully developed products and services similar to LICENSED TECHNOLOGIES in the FIELD.

1.21. “SUBLICENSEE” shall mean any third party sublicensed by LICENSEE or otherwise granted any other right, license, privilege or immunity to make, have made, use, sell, have sold, import or export any LICENSED TECHNOLOGY.

1.22. “TERM” is defined in Article 2.4.

ARTICLE 2 LICENSE GRANT AND TERM

2.1. Subject to all the terms and conditions of this Agreement, PROMAB hereby grants to LICENSEE an exclusive license to its rights under the LICENSED TECHNOLOGIES, with the right to grant sublicenses, to make, have made, use, sell, have sold, import or export LICENSED TECHNOLOGIES within the FIELD in the LICENSED TERRITORY (the “LICENSE”) provided this Agreement is in effect and LICENSEE is not in material breach of its obligations hereunder.

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i. In the event that PROMAB develops any IMPROVEMENTS to the LICENSED TECHNOLOGY that may be useful to LICENSEE’S efforts to commercialize the LICENSED TECHNOLOGY, PROMAB will promptly notify LICENSEE of such IMPROVEMENTS and disclose such IMPROVEMENTS to LICENSEE. PROMAB shall not disclose or license any such IMPROVEMENTS to a third party until after LICENSEE had the opportunity to evaluate the same for purposes of licensing such IMPROVEMENTS.

ii. In the event PROMAB or a third party desires to describe in a scholarly or scientific publication, prior to taking any steps to publishing any such publication, PROMAB will first consult with LICENSEE so that LICENSEE can determine whether any CONFIDENTIAL INFORMATION of LICENSEE’S is at risk of disclosure or publication. LICENSEE has thirty (30) days to review and determine whether any CONFIDENTIAL INFORMATION of LICENSEE’S should be redacted. PROMAB agrees to redact LICENSEE’S CONFIDENTIAL INFORMATION in such proposed disclosure or publication.

2.2. Unless terminated earlier as provided in Article 12, the term of the LICENSE (“the TERM”) shall commence on the EFFECTIVE DATE and shall automatically expire on the later of: (a) the date on which the last of the claims of the patents described in the LICENSED TECHNOLOGIES expires, lapses or is declared to be invalid by a final, non-appealable decision of a court of competent jurisdiction through no fault or cause of LICENSEE; or (b) twenty (20) years after the EFFECTIVE DATE.

ARTICLE 3 SUBLICENSES

3.1. LICENSEE shall have the right to grant sublicenses to SUBLICENSEES under this Agreement solely for the market of LICENSED TERRITORY without PROMAB’s prior written consent. Any agreement granting SUBLICENSEE shall state that the SUBLICENSE is subject to the terms and conditions of this Agreement and to the termination of this Agreement.

ARTICLE 4 PAYMENTS/CONSIDERATION

4.1. License Issue Fee

LICENSEE shall pay to PROMAB a non-refundable license issue fee of [***] within three (3) days of the EFFECTIVE DATE.

4.2. Delivery Payment

LICENSEE shall pay to PROMAB a non-refundable license delivery fee of [***] within six month of the EXECUTIVE DATE, provided that: [***];

4.3. Additional Sub-License Fee

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LICENSEE shall pay to PROMAB a non-refundable sub-licensee fee of [***] for an additional exclusive sub-license of GITR as CAR-T costimulatory molecule [***] from PROMAB to LICENSEE for use in the FIELD in the LICENSED TERRITORY. PROMAB will make due effort to assist LICENSEE to [***].

4.4. Milestone Payment:

In addition to all other payment required under this Agreement, LICENSEE agrees to pay PROMAB milestone payments upon complete execution of Article 4.2, as follows:

i. a non-refundable milestone payment of [***] 60 days after IND filing of [***], whichever occurs first;

ii. a non-refundable milestone payment of [***] after LICENSEE successfully treated [***] patients in a PHASE I CLINICAL TRIAL with [***];

iii. a non-refundable milestone payment of [***] when LICENSEE successfully treated [***] patients in a PHASE I CLINICAL TRIAL with [***] and achieved [***];

iv. a non-refundable milestone payment of [***] 60 days after IND approval for [***], in no event shall the aggregate be more than [***]

v. a non-refundable milestone payment of [***] when LICENSEE obtains the China Food and Drug Administration (CFDA) approval for [***];

ARTICLE 5 INTENTIONALLY LEFT BLANK

ARTICLE 6 DUE DILIGENCE

6.1. LICENSEE shall use all REASONABLE COMMERCIAL EFFORTS to develop, commercialize, and market the LICENSED TECHNOLOGY with diligent research and development, testing, government approval, manufacturing, marketing and sale or lease of LICENSED TECHNOLOGY.

6.2. LICENSEE shall use all REASONABLE COMMERCIAL EFFORTS to implement the clinical trials and to obtain regulatory approval for the LICENSED TECHNOLOGY, and to diligently commercialize and develop markets for the LICENSED TECHNOLOGY.

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6.3. LICENSEE shall deliver to PROMAB all records required by regulatory authorities to be maintained with respect to the sale and use of the LICENSED TECHNOLOGY, all documents, data and information related to clinical trials and other studies of LICENSED TECHNOLOGY, any other data, techniques, know-how and other information developed or generated that relate to the LICENSED TECHNOLOGIES or LICENSED TECHNOLOGY, and all copies and facsimiles of such materials, documents, information and files.

6.4. If at any time LICENSEE abandons or suspends its research, development, or marketing of the LICENSED TECHNOLOGY, or its intent to research, develop and market such products or methods, or otherwise fails to comply with its due diligence obligations under this Article for a period exceeding [***], LICENSEE shall immediately notify PROMAB giving reasons and a statement of its intended actions.

6.5. Provided that the CFDA has published executable guideline of CAR-T cell therapy new drug IND application (REGULATION DATE), LICENSEE agrees that PROMAB shall be entitled to terminate this Agreement pursuant to Article 12.1(b), and subject to LICENSEE’S right to cure as provided therein, upon the occurrence of any of the following:

i. LICENSEE has failed to initiate a PHASE I CLINICAL TRIAL for a LICENSED TECHNOLOGY within [***] of the REGULATION DATE; or

ii. LICENSEE has failed to initiate a PHASE II CLINICAL TRIAL for a LICENSED TECHNOLOGY within [***] of the REGULATION DATE; or

iii. LICENSEE has failed to initiate a PHASE III CLINICAL TRIAL for a LICENSED TECHNOLOGY within [***] of the REGULATION DATE; or

iv. LICENSEE has failed to achieve a FIRST COMMERCIAL SALEFIRST COMMERCIAL SALE within [***] of the REGULATION DATE.

ARTICLE 7 CONFIDENTIALITY AND PUBLICITY

7.1. Subject to the parties’ rights and obligations pursuant to this Agreement, PROMAB and LICENSEE agree that during the term of this Agreement and for ten (10) years thereafter, each of them:

i. will keep confidential and will cause their AFFILIATES and, in the case of LICENSEE, its SUBLICENSEES, to keep confidential, CONFIDENTIAL INFORMATION disclosed to it by the other party, by taking whatever action the party receiving the CONFIDENTIAL INFORMATION would take to preserve the confidentiality of its own CONFIDENTIAL INFORMATION, which in no event shall be less than reasonable care; and

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ii. will only disclose that part of the other’s CONFIDENTIAL INFORMATION to its officers, employees or agents that is necessary for those officers, employees or agents who need to know to carry out its responsibilities under this Agreement; and

iii. will not use the other party’s CONFIDENTIAL INFORMATION other than as expressly set forth in this Agreement or disclose the other’s CONFIDENTIAL INFORMATION to any third parties under any circumstance without advance written permission from the other party; and

iv. will, within sixty (60) days of termination of this Agreement, return all the CONFIDENTIAL INFORMATION disclosed to it by the other party pursuant to this Agreement except for one copy which may be retained by the recipient for monitoring compliance with this Article 7.

7.2. The obligations of confidentiality described above shall not pertain to that part of the CONFIDENTIAL INFORMATION that as established by written records:

i. is already in the recipient’s possession prior to receipt from the disclosing party; or

ii. is in the public domain by use and/or publication at the time of receipt from the disclosing party, or enters into the public domain through no improper act of the receiving party; or

iii. is developed independently by the receiving party without reference to the information of the disclosing party; or

iv. is properly obtained by receiving party from a third party with a valid legal right to disclose such information and such third party is not under a confidentiality obligation to such information to the disclosing party; or

v. is required to be disclosed by law in the opinion of recipient’s attorney, but only after the disclosing party is given prompt written notice and an opportunity to seek a protective order.

7.3. Except as required by law, or as may be necessary to obtain advice from its respective attorneys, financial advisors, or accountants or for such individuals to perform their duties, neither party may disclose the financial terms of this Agreement without the prior written consent of the other party.

ARTICLE 8 REPORTS

8.1. LICENSEE shall, within thirty (30) days after the calendar quarter in which NET SALES first occur, provide PROMAB with a written report, detailing the NET SALES and uses, if any, made by LICENSEE, its SUBLICENSEES and AFFILIATES of LICENSED TECHNOLOGY. NET SALES of LICENSED TECHNOLOGY shall be deemed to have occurred on the date of invoice for such LICENSED TECHNOLOGY. Each such report shall be signed by an officer of LICENSEE (or the officer’s designee), and must include names and addresses of all SUBLICENSEES and the type and amount of any SUBLICENSE income received from each SUBLICENSEE.

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ARTICLE 9 PATENT PROTECTION AND OWNERSHIP OF IMPROVEMENTS

9.1. To the extent of the trade secret is a bass for any patents or patent application, PROMAB shall advise LICENSEE in writing at such time as the applicable patent application is filed and any patent is subsequently allowed and issued. If LICENSEE believes that the LICENSED TECHNOLOY including any inventions that are or may be patentable in the LICENSED TERRITOTY, LICENSEE shall notify PROMAB, and the parties together shall consider the further actions that may be advisable to secure applicable patents.

9.2. PROMABM agrees that to the extent that LICENSEE developed or created any IMPROVEMENTS to or based upon the LICENSED TECHNOLOGIES following the EFFECTIVE DATE of this Agreement, namely April 19, 2017, in the LICENSED TERRITORY, LICENSEE is the sole owner of such IMPROVEMENTS, including all INTELLECTUAL PROPERTY RIGHTS therein.

9.3. Following the EFFECTIVE DATE of this Agreement, LICENSEE develops or creates any IMPROVEMENTS to or based upon the LICENSED TECHNOLOGY, including but not limited to any data or other information, LICENSEE shall be the sole owner of such IMPROVEMENTS or derivatives, including and comprising all INTELLECTUAL PROPERTY RIGHTS therein, with all rights to apply for and prosecute any applications for patents, trademarks and copyrights covering the same in the LICENSED TERRITORY. Cost for preparing and prosecuting such application shall be incurred by LICENSEE. RPOMAB agrees that, if necessary, and at LICENSEE’S expense, it shall reasonably cooperate with LICENSEE in perfecting LICENSEE’S ownership in such IMPROVEMENTS by, including but not limited to executing and all further documents requested by LICENSEE that may be necessary or advisable to effectuate or perfect LICENEE’s ownership in such IMPROVEMENTS.

9.4. PROMAB agrees to delegate to LICENSEE the responsibility to direct the filing, prosecution and maintenance of such patent applications and patents using independent patent counsel selected by LICENSEE in the LICENSED TERRITORY. Said independent patent counsel shall represent LICENSEE. LICENSEE shall have such responsibility to direct the filing, prosecution and maintenance of such patent applications and patents. The relevant cost shall include, but not limited to any future taxes, annuities, working fees, maintenance fees, renewal and extension charges. Payment of such cost shall be made by LICENSEE directly to the patent counsel.

9.5. With respect to any patent applications and patents contained in the LICENSED TECHNOLOGIES, the party responsible for directing prosecution (the “Prosecuting Party”) and patent counsel shall (a) consult with the other party (the “Non-prosecuting Party”) and keep the Non-prosecuting Party fully informed of the progress of the preparation, filing, prosecution and maintenance of such patent applications and patents, (b) consult with the Non-prosecuting Party and keep the Non-prosecuting Party fully informed about patent strategy with respect to such patent applications and patents, (c) provide to the Non-prosecuting Party advance copies of documents relevant to preparation, filing, prosecution and maintenance of such patent applications and patents sufficiently in advance of filing to allow the Non-prosecuting Party a reasonable opportunity to review and comment on such documents, (d) consider and implement all the Non-prosecuting Party’s reasonable comments on such patent filings, and (e) provide the Non-prosecuting Party with final copies of such documents. The Prosecuting Party agrees to use commercially reasonable efforts to obtain broad and strong patent protection in the best interest of itself and the Non-prosecuting Party. The Prosecuting Party will not finally abandon any patent application, or make decisions that would have a material impact on the nature or scope of any claims without the Non-prosecuting Party’s prior written consent.

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9.6. LICENSEE shall apply, and shall require SUBLICENSEES to apply, the patent marking notices required by the law of any country where such LICENSED TECHNOLOGY are made, sold, used or shipped, including, but not limited to, the applicable patent laws of that country.

ARTICLE 10 INFRINGEMENT AND LITIGATION

10.1. Each party shall promptly notify the other in writing in the event that (a) it obtains knowledge of activity by third parties infringing or otherwise violating the INTELLECTUAL PROPERTY RIGHTS in the LICENSED TECHNOLOGIES, or (b) it is sued or threatened with an infringement suit, in any country in the LICENSED TERRITORY as a result of activities that concern the LICENSED TECHNOLOGIES, and shall supply the other party with documentation of the infringing activities that it possesses.

10.2. During the TERM of this Agreement:

i. LICENSEE shall have the first right, but not the obligation, to assert and defend rights in the LICENSED TECHNOLOGIES respecting infringement or other violation of INTELLECTUAL PROPERTY RIGHTS in the LICENSED TECHNOLOGIES by third parties in the FIELD and in the LICENSED TERRITORY using counsel of its own selection. This right includes bringing any legal action for infringement and defending any counter claim of a third party respecting the LICENSED TECHNOLOGIES such as a counter claim or declaratory judgment for invalidity, non-infringement, or unenforceability. If, in the reasonable opinion of LICENSEE’s counsel, PROMAB is required to be a named party to any such suit for standing purposes, LICENSEE may join PROMAB as a party; provided, however, that (i) PROMAB shall not be the first named party in any such action, (ii) the pleadings and any public statements about the action shall state that the action is being pursued by LICENSEE and that LICENSEE has joined PROMAB as a party; and (iii) LICENSEE shall keep PROMAB reasonably apprised of all developments in any such action. LICENSEE may settle such suits only with PROMAB’s prior written consent, which shall not be unreasonably withheld, conditioned, or delayed. LICENSEE shall bear the expense of such legal actions, including PROMAB’s expenses. Except for providing reasonable assistance, at the request and expense of LICENSEE, including but not limited to cooperating with LICENSEE in any such action with respect to discovery, production of evidence, or attendance in court proceedings, PROMAB shall have no obligation regarding the legal actions described in Article 10.2 unless required to participate by law. However, PROMAB shall have the right to participate in any such action through its own counsel and at its own expense. Any recovery shall first be applied to LICENSEE’s out of pocket expenses and second shall be applied to PROMAB’s out of pocket expenses, including legal fees. PROMAB shall recover [***] of any excess recovery over those expenses.

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ii. In the event LICENSEE fails to initiate and pursue or participate in the actions described in the preceding paragraph (a) within sixty (60) days of LICENSEE first becoming aware of an infringement or other violation of INTELLECTUAL PROPERTY RIGHTS in the LICENSED TECHNOLOGIES or (b) upon notice by LICENSEE to PROMAB that it does not intend to initiate, pursue or participate in such action(s), whichever is earlier, PROMAB shall have the right to initiate or take over such legal action at its own expense and PROMAB may use the name of LICENSEE as a party in such action. In such case, LICENSEE shall provide reasonable assistance to PROMAB if requested to do so. PROMAB shall keep LICENSEE reasonably apprised of all developments in any such action. PROMAB may settle such actions solely through its own counsel. However, in the event that any such settlement may have a material effect on the LICENSE rights granted to LICENSEE under this Agreement, PROMAB shall not settle any such action without first consulting with LICENSEE and obtaining LICENSEE’s prior written consent, which shall not be unreasonably withheld. Any recovery shall be split between PROMAB and LICENSEE on a pro rata basis as determined by the relative total out of pocket and legal expenses incurred by each party in pursuing the legal action solely through PROMAB’s counsel and settled in favor of PROMAB.

10.3. In the event LICENSEE is permanently enjoined from exercising its LICENSE under this Agreement pursuant to an infringement action brought by a third party, or if both LICENSEE and PROMAB elect not to undertake the defense or settlement of a suit alleging infringement for a period of six (6) months from notice of such suit, then either party shall have the right to terminate this Agreement in the country where the suit was filed with respect to the licensed patent following thirty (30) days’ written notice to the other party in accordance with the terms of Article 14.

ARTICLE 11 USE OF PROMAB’S NAMES

LICENSEE shall not use the name “PROMAB Biotechnologies, Inc.,” nor any variation or adaptation thereof, nor any trademark, tradename or other designation owned by PROMAB, nor the names of any of its directors, officers, employees or agents, for any purpose without the prior written consent of the appropriate party in each instance, except that LICENSEE may state that it has exclusively licensed from PROMAB one or more of the patents and/or applications within the LICENSED TECHNOLOGIES in connection with, including but not limited to investor reports and strategic partner discussions.

ARTICLE 12 TERMINATION

12.1. PROMAB shall have the right, at its option, upon written notice to LICENSEE (a) to terminate this Agreement or (b) to convert all exclusive licenses granted herein to nonexclusive licenses, in either case in the event LICENSEE:

i. fails to make any payment whatsoever not disputed in good faith due and payable pursuant to this Agreement unless LICENSEE shall make all such payments within the sixty (60) day period after receipt of written notice from PROMAB, or within the sixty (60) day period after resolution of any disputed amounts; or

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ii. commits a material breach of any other provision of this Agreement which is not cured (if capable of being cured) within the sixty (60) day period after receipt of written notice thereof from PROMAB, or upon receipt of such notice if such breach is not capable of being cured; or

iii. challenges, directly or indirectly urging of a third party on behalf of the LICENSEE, whether as a claim, a cross-claim, counterclaim, or defense, the validity or enforceability of any patents or patent applications included within the LICENSED TECHNOLOGIES before any court, arbitrator, or other tribunal or administrative agency in any jurisdiction.

12.2. Notwithstanding any provision herein to the contrary, this Agreement shall terminate automatically without any notice to LICENSEE in the event LICENSEE shall cease to carry on its business or becomes insolvent or a petition in bankruptcy is filed against LICENSEE and is consented to, acquiesced in or remains undismissed for sixty (60) days, or LICENSEE makes a general assignment for the benefit of creditors, or a receiver is appointed for LICENSEE.

12.3. LICENSEE shall have the right to terminate this Agreement upon written notice to PROMAB:

i. at any time without cause, and without incurring any additional obligation, liability or penalty, on two (2) months’ written notice to PROMAB, provided LICENSEE is not in material breach and upon payment of all undisputed amounts due PROMAB throughout the effective date of termination;

ii. in the event PROMAB commits a material breach of any of the provisions of this Agreement, including but not limited to breach of any of the Presentations and Warranties clauses, and such material breach is not cured (if capable of being cured) within the sixty (60) day period after receipt of written notice thereof from LICENSEE, or upon receipt of such notice if such breach is not capable of being cured. PROMAB shall unconditionally return to the LICENSEE the full amount of consideration which has been paid in accordance with Article 4.

iii. in the event of a FORCE MAJEURE EVENT as set forth in Article 17.8; or

iv. at any time in the event it is determined that none of the LICENSED TECHNOLOGIES are patentable subject matter by a non-appealable decision of a court of competent jurisdiction or applicable patent office administrative tribunal, or all the patents included within LICENSED TECHNOLOGIES are declared invalid by a non-appealable decision of a court of competent jurisdiction or applicable patent office administrative tribunal.

12.4. Upon termination of this Agreement, for any reason, all rights and licenses granted to LICENSEE under the terms of this Agreement are terminated. Upon such termination, LICENSEE shall cease to manufacture or sell LICENSED TECHNOLOGY.

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12.5. Within sixty (60) days of the effective date of termination LICENSEE shall return to PROMAB:

i. All materials relating to or containing the LICENSED TECHNOLOGIES, and all CONFIDENTIAL INFORMATION disclosed by PROMAB;

ii. the last report required under Article 8;

iii. all payments incurred up to the effective date of termination; and

(d) PROMAB shall return to LICENSEE all of LICENSEE’S CONFIDENTIAL INFORMATION disclosed by LICENSEE, or destroy all of LICENSEE’S CONFIDENTIAL INFORMATION disclosed by LICENSEE, except for copies to be kept for PROMAB’s records.

12.6. Upon the termination of this Agreement, nothing herein shall be construed to release either party from any obligation that matured prior to the effective date of such termination. LICENSEE shall remain obligated to make payment to PROMAB specified by Article 4 to the date of termination. The following provisions shall survive any termination: Article 7, Article 11, this Article 12.5, Article 12.8, Article 13, Article 14, Article 15.1, Article 16.

12.7. The rights provided in this Article 12 shall be in addition and without prejudice to any other rights and remedies under the law which the parties may have with respect to any breach of the provisions of this Agreement.

12.8. Waiver by either party of one or more defaults or breaches shall not deprive such party of the right to terminate because of any subsequent default or breach.

12.9. Upon termination of this Agreement for any reason other than breach by PROMAB, LICENSEE shall permit PROMAB and their future licensees to utilize, reference and otherwise have the benefit of all regulatory approvals of, or clinical trials or other studies conducted on, and all filings made with regulatory agencies with respect to, the LICENSED TECHNOLOGY.

ARTICLE 13 REPRESENTATIONS AND WARRANTIES

13.1. PROMAB represents and warrants to the best of its knowledge that: (i) it is the sole and exclusive legal and beneficial owner of the patent application listed on Appendix A hereto and other patents and patent applications included in the LICENSED TECHNOLOGIES; (ii) it has the unconditional right, power and authority to grant the LICENSE under this Agreement, and will retain such right, power and authority throughout the TERM; (iii) aside from the agreement attached on Appendix C, it has not granted and will not grant any rights to any third party under the patent application listed on Appendix A hereto or otherwise to the LICENSED TECHNOLOGIES.

13.2. PROMAB represents and warrants that the LICENSED TECHNOLOGY is advanced, practical and reliable without abuse, misappropriation of any third party’s intellectual property or other legal rights, and there is no conflict with any third party’s intellectual property rights. There have never been any circumstances where any third party raises objections or claims on the ground of infringements by the LICENSED TECHNOLOGIES.

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13.3. By signing this Agreement, to PROMAB’s knowledge, no entity has been engaging in any activities in violation of any intellectual property rights of the LICENSED TECHNOLOGY. The LICENSED TECHNOLOGY and the INTELLECTUAL PROPERTY RIGHTS associated are not subject to any rulings or orders of any nature, and there are no pending or potential objections, litigation, investigations, complaints, claims or requests that are of adverse impact to the legality, enforceability, right of use or ownership of INTELLECTUAL PROPERTY RIGHTS of the LICENSED TECHNOLOGY of PROMAB.

13.4. PROMAB represents and warrants that it will not grant license to others in the LICESED TERRITORY to use, make or sell products or processes, not covered by the LICENSED TECHNOLOGY, which may be similar and/ or compete with the LICENSED TECHNOLOGIES.

13.5. PROMAB warrants to provide LICENSEE and its affiliated parties the LICENSED TECHNOLOGIES in full and in a timely manner in accordance with Article 4.1 and Article 4.2

13.6. PROMAB warrants to provide the LICENSEE and its affiliates parties with technical support and training, ensuring that LICENSEE and its affiliated parties (i) fully grasp the LICENSED TECHNOLOGY; (ii) are able to repeat certain key experiments listed in Appendix B under PROMAB’s guidance within 12 months; and (iii) are capable of independent application of LICENSED TECHNOLOGY.

13.7. PROMAB warrants that it will not use any data LICENSEE provided in accordance with Article 6.3 for any publications or third party use.

13.8. Each party hereby represents and warrants to the other party that: (i) it is duly authorized to execute and deliver this Agreement and to perform its obligation hereunder; (ii) this Agreement is a legal and valid obligation binding upon it and enforceable in accordance with its terms; (iii) the execution, delivery and performance of this Agreement do no conflict with any agreement, instrument or understanding, oral or written, to which it is a party or by which it may be bound, nor violate any law or regulation of any court, government body or administrative or other agency having jurisdiction over it.

ARTICLE 14 LIMITATION OF LIABILITY

14.1. EXCEPT FOR LIABILITY FOR BREACH OF CONFIDENTIALITY OR FOR INFRINGEMENT OR MISAPPROPRIATION, NEITHER PARTY SHALL BE ENTITLED TO RECOVER FROM THE OTHER PARTY ANY INDIRECT, SPECIAL, INCIDENTIAL, CONSEQUENTIAL OR EXEMPLARY DAMAGES, INCLUDING BUT NOT LIMITED TO, LOST PROFITS, ARISING FROM OR RELATING TO ANY BREACH OF THIS AGREEMENT, REGARDLESS OF ANY NOTICE OF THE POSSIBILITY OF SUCH DAMAGES. IN NO EVENT SHALL RPOMAB’S LIABILITY HEREIN EXCEED THE AGGREGATE AMOUNTS ACTUALLY PAID OR PAYABLE TO RPOMAB UNDER THS AGREEMENT.

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ARTICLE 15 NOTICES

15.1. Any payment, notice or other communication required by this Agreement (a) shall be in writing, (b) may be delivered personally, sent via electronic mail, or sent by reputable overnight courier with written verification of receipt or by registered or certified first class United States Mail, postage prepaid, return receipt requested, (c) shall be sent to the following addresses or to such other address as such party shall designate by written notice to the other party, and (d) shall be effective upon receipt:

FOR PROMAB: CEO 2600 Hilltop Drive, Bldg. B, Ste C320, Richmond, CA 92806 Tampa, Florida 33612 [***]	FOR LICENSEE: CEO Unitex Capital Ltd. 1208 E. Arques Ave. Sunnyvale, CA 94085 [***]

ARTICLE 16 LAWS, FORUM AND REGULATIONS

16.1. This Agreement shall be governed by, and construed and interpreted in accordance with, the laws of the State of California without reference to conflict of laws principles or statutory rules of arbitration included therein. Any dispute or proceeding under this Agreement shall be subject to the exclusive jurisdiction and venue of the court in and for Contra Costa County, California and the parties hereby consent to the exclusive personal jurisdiction and venue of these courts.

16.2. LICENSEE shall comply, and shall cause its SUBLICENSEES to comply, with all local laws, regulations, rules and orders applicable to the testing, production, transportation, packaging, labeling, export, sale and use of the LICENSED TECHNOLOGY in the LICENSED TERRITORY.

ARTICLE 17 MISCELLANEOUS

17.1. This Agreement shall be binding upon and inure to the benefit of the parties and their respective legal representatives, successors and permitted assigns.

17.2. This Agreement constitutes the entire agreement of the parties relating to the LICENSED TECHNOLOGIES, and all prior representations, agreements and understandings, written or oral, are merged into it and are superseded by this Agreement.

17.3. The provisions of this Agreement shall be deemed separable. If any part of this Agreement is rendered void, invalid, or unenforceable, such determination shall not affect the validity or enforceability of the remainder of this Agreement unless the part or parts which are void, invalid or unenforceable shall substantially impair the value of the entire Agreement as to either party

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17.4. Article headings are inserted for convenience of reference only and do not form a part of this Agreement.

17.5. No person not a party to this Agreement, including any employee of any party to this Agreement, shall have or acquire any rights by reason of this Agreement. The relationship between the parties is that of independent contractors. Nothing contained in this Agreement shall be construed as creating any agency, partnership, joint venture or other form of joint enterprise, employment, or fiduciary relationship between the parties, and neither party shall have authority to contract for or bind the other party in any manner whatsoever.

17.6. This Agreement may not be amended or modified except by written agreement executed by each of the parties. Neither this Agreement nor any right or obligation hereunder may be assigned or otherwise transferred by either party without written consent of the other party, which consent shall not be unreasonably withheld, conditioned, or delayed, except each party may, without consent of the other party, assign or otherwise transfer this Agreement and its rights and obligations hereunder in whole or in part: (a) to any AFFILIATE; or (b) in connection with a CHANGE OF CONTROL. Any permitted assignee shall assume in writing all assigned obligations of its assignor under this Agreement. The party making any assignment or other transfer permitted under this Article 16.6 shall provide prompt written notice to the other party of such assignment or transfer. Notwithstanding any provision herein to the contrary, PROMAB shall be entitled to assign its rights to receive payments under this Agreement to a third party. Any attempted assignment in contravention of this Article 16.6 shall be null and void ab initio and shall constitute a material breach of this Agreement.

17.7. The failure of any party hereto to enforce at any time, or for any period of time, any provision of this Agreement shall not be construed as a waiver of either such provision or of the right of such party thereafter to enforce each and every provision of this Agreement.

17.8. Neither party shall be liable or responsible to the other party, nor be deemed to have defaulted under or breached this Agreement, for any failure or delay in fulfilling or performing any term of this Agreement, including any obligation to timely make any payment hereunder, when and to the extent such failure or delay is caused by: (a) acts of nature; (b) flood, fire, or explosion; (c) war, terrorism, invasion, riot, or other civil unrest; (d) embargoes or blockades in effect on or after the EFFECTIVE DATE of this Agreement; (e) national or regional emergency; (f) strikes, labor stoppages or slowdowns, or other industrial disturbances; (g) any passage of law or governmental order, rule, regulation or direction, or any action taken by a governmental or public authority, including imposing an embargo, export or import restriction, quota, or other restriction or prohibition; or (h) national or regional shortage of adequate power or telecommunications or transportation facilities (each of the foregoing, a FORCE MAJEURE EVENT), in each case, provided that (i) such event is outside the reasonable control of the affected party; (ii) the affected party provides prompt notice to the other party, stating the period of time the occurrence is expected to continue; and (iii) the affected party uses diligent efforts to end the failure or delay and minimize the effects of such FORCE MAJEURE EVENT. LICENSEE may terminate this Agreement if a FORCE MAJEURE EVENT affecting PROMAB continues substantially uninterrupted for a period of ninety (90) days or more. Unless LICENSEE terminates this Agreement pursuant to the preceding sentence, all dates by which LICENSEE must perform any act or on which a LICENSEE obligation is due shall automatically be extended for a period up to the duration of the FORCE MAJEURE EVENT.

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16.10 The Parties agree that this Agreement may be executed and delivered by facsimile, electronic mail, internet, or any other suitable electronic means, and the Parties agree that signatures delivered by any of the aforementioned means shall be deemed to be original, valid, and binding upon the Parties.

IN WITNESS to their Agreement, the parties have caused this Agreement to be executed by their duly authorized representatives.

PROMAB BIOTECHNOLOGIES, Inc.		UNITEX CAPITAL, LTD.

By:	/s/ John Wu	By:	/s/ Wei (William) Cao

Name: John Wu		Name: Wei (William) Cao
Title: CEO		Title: CEO

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Appendix A

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Appendix B

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Appendix C

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